                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

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FORM 4
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[ ]   Check this box if no longer
      subject to Section 16.  Form
      4 or Form 5 obligations may
      continue.  See Instruction
      1(b).

(Print or Type Responses)
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1.  Name and Address of Reporting Person*        2.  Issuer Name and Ticker or Trading Symbol


Diaz-Albertini  Luis                                 Spanish Broadcasting System, Inc. (SBSA)
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  (Last)     (First)     (Middle)                3.  IRS or Social Security         4.  Statement for
                                                     Number of Reporting                Month/Year
                                                     Person, if an entity
         3191 Coral Way                                  (Voluntary)                    March 2000
------------------------------------------------                                   ------------------------------------------
            (Street)                                                                5.  If Amendment,
                                                                                        Date of Original
Miami,        FL          33145                                                         (Month/Year)
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 (City)     (State)       (Zip)                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED,
                                                             DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security                            2.  Trans-        3.  Trans-       4.  Securities Acquired (A)
    (Instr. 3)                                       action            action           or Disposed of (D)
                                                     Date              Code             (Instr. 3, 4 and 5)
                                                                       (Instr. 8)
                                                                   ----------------------------------------------------------
                                                     (Month/
                                                      Day/
                                                      Year)            Code     V        Amount      (A) or          Price
                                                                                                     (D)
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
Class A Common Stock                                  03/03/00          P                 2,000         A            $17.68
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


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6.  Relationship of Reporting Person(s) to Issuer
                 (Check all applicable)

                  Director                    10% Owner
        ---------                   ---------
            X     Officer (give               Other (specify
        --------- title below)      --------- below)

     Vice President of Finance and Strategic Planning
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7.  Individual or Joint/Group Filing (Check Applicable Line)
            X     Form filed by One Reporting Person
        ---------
                  Form filed by More than One Reporting Person
        ---------
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TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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5.  Amount of         6.  Owner-        7.  Nature of Indirect Beneficial
    Securities            ship              Ownership (Instr. 4)
    Beneficially          Form:
    Owned at              Direct
    End of                (D) or
    Month                 Indirect
    (Instr. 3 and         (I)
    4)                    (Instr. 4)
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
      16,470                 D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                          (Over)


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FORM 4 (CONTINUED)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.   Title of Derivative Security    2.   Conver-    3.   Trans-   4.   Trans-      5.   Number of       6.   Date Exercisable and
     (Instr. 3)                           sion or         action        action           Derivative           Expiration Date
                                          Exercise        Date          Code             Securities Ac-       (Month/Day/ Year)
                                          Price of      (Month/         (Instr.8)        quired (A) or
                                          Deriv-        Day/                             Disposed of
                                          ative         Year)                            (D)
                                          Security                                       (Instr. 3, 4,
                                                                                         and 5)
                                                                                                              Date Exer-  Expiration
                                                                                                              cisable     Date
                                                                   ---------------------------------------
                                                                        Code   V         (A)    (D)
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
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

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7.   Title and Amount of             8.   Price      9.   Number     10.  Owner-        11.  Nature
     Underlying Securities                of              of              ship Form          of In-
     (Instr. 3 and 4)                     Deriv-          Deriv-          of De-             direct
                                          ative           ative           rivative           Bene-
                                          Secur-          Secur-          Secu-              ficial
                                          ity             ities           rity:              Own-
                                          (Instr.         Bene-           Direct             ership
                                          5)              ficially        (D) or             (Instr.
                                                          Owned           Indirect           4)
                                                          at End          (I)
                                                          of              (Instr. 4)
                                                          Month
                                                          (Instr. 4)
----------------------------------
               Amount
               or
     Title     Number
               of Shares
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
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


               /s/ Luis  Diaz-Albertini                        4/7/00
               -----------------------------------            --------
               **Signature of Reporting Person                  Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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